Prospectus Supplement, Dated September 23, 2008	Filed Pursuant to Rule 424(b)(7)
(To Prospectus Dated August 13, 2007)	File No. 333-145408
Selling Securityholders
The selling securityholders identified in this prospectus supplement may, from time to time, offer and sell our 0.625% convertible senior notes due 2014 and the shares of our common stock issuable upon the conversion of the notes.
The information in the table below replaces the information appearing under the heading “Selling Securityholders” in the related prospectus and in each supplement to that prospectus that we filed with the SEC prior to the September 23, 2008. We are updating the selling securityholder information solely to reflect a stock dividend that we effected on September 22, 2008. Pursuant to the stock dividend, we issued and paid, on September 22, 2008, one share of our common stock on each share of our common stock that was outstanding and held of record at the close of business on September 10, 2008. The stock dividend resulted in an adjustment to the conversion rate of the notes.
The table below sets forth information about the beneficial ownership of the notes and shares of our common stock by each holder who has timely provided us with a completed and executed notice and questionnaire stating its intent to use this prospectus supplement and the related prospectus to sell or otherwise dispose of notes or shares of our common stock that may be issuable upon conversion of the notes.
We have prepared this table using information furnished to us by or on behalf of the selling securityholders. The information about the selling securityholders listed below may have changed since the time they provided us with the information, and the information may also change from time to time after the date of this prospectus supplement.
Except as otherwise indicated below, to our knowledge, no selling securityholder or any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or our predecessors or affiliates during the three years prior to the date of this prospectus supplement.
Our registration of the notes and the shares of our common stock that may be issued upon conversion of the notes does not mean that the selling securityholders identified below will sell all or any of these securities. In addition, the selling securityholders may have sold, transferred or disposed of all or a portion of their notes or shares of our common stock since the date on which they provided us with the information regarding their holdings, including in transactions exempt from the registration and prospectus-delivery requirements of the Securities Act of 1933, as amended. The identity and holdings of the selling securityholders may change from time to time.
A selling securityholder that is a broker-dealer, or an affiliate of a broker-dealer, may be deemed to be an underwriter with respect to the securities it sells pursuant to this prospectus supplement.

S-1

	Principal			Number of	Number of Shares of
	Amount of		Number of	Shares of	Common Stock Beneficially
	Notes		Shares of	Common Stock	Owned After this Offering
	Beneficially		Common Stock	Issuable
	Owned		Beneficially	upon		As a
	Before this		Owned	Conversion		Percentage of
	Offering that		Before this	that May be		Common Stock
Name	May Be Sold		Offering(1)	Sold(2)	Number(3)	Outstanding(4)
Absolute Strategies Fund(46)	$300,000		13,741	13,741	—	*
Absolute Strategies Fund, Forum Funds Trust(5)	900,000		41,225	41,225	—	*
Admiral Flagship Master Fund, Ltd	3,000,000		137,417	137,417	—	*
AHFP Context(6)	600,000		27,483	27,483	—	*
Akanthos Arbitrage Master Fund(7)	14,000,000		1,110,081	641,281	468,800	*
Allstate Insurance Company(8)	1,000,000		45,805	45,805	—	*
Altma Fund SICAV PLC in respect of the Grafton Sub Fund(6)	2,450,000		112,224	112,224	—	*
Argent Classic Convertible Arbitrage Fund L.P.(9)	1,250,000		57,257	57,257	—	*
Argent Classic Convertible Arbitrage Fund Ltd.(9)	9,370,000		429,200	429,200	—	*
Argent Classic Convertible Arbitrage Fund II, L.P. (9)	280,000		12,825	12,825	—	*
Argent LowLev Convertible Arbitrage Fund Ltd.(9)	1,800,000		82,450	82,450	—	*
Argent LowLev Convertible Arbitrage Fund II, LLC(9)	80,000		3,664	3,664	—	*
Argentum Multi-Strategy Fund LP — Classic(9)	60,000		2,748	2,748	—	*
Argentum Multi-Strategy Fund Ltd — Classic(9)	240,000		10,993	10,993	—	*
Arkansas Pers(37)	650,000		29,773	29,773	—	*
Banc of America Securities LLC(34), (36)	3,750,000		171,771	171,771	—	*
Bank of America Pension Plan(10)	1,000,000		45,805	45,805	—	*
Boilermakers Blacksmith Pension Trust(37)	700,000		32,064	32,064	—	*
CALAMOS Market Neutral Income Fund — CALAMOS Investment Trust(11)	5,000,000		229,029	229,029	—	*
CASAM Context Offshore Advantage Fund Ltd.(49)	2,300,000		105,353	105,353	—	*
Citadel Equity Fund Ltd.(12), (35), (36)	40,000,000		1,832,232	1,832,232	—	*
Citigroup Global Markets Inc.(13), (34), (36)	8,500,000		389,349	389,349	—	*
Class C Trading Company, Ltd(9)	1,090,000		49,928	49,928	—	*
Context Advantage Master Fund, L.P.(50)	2,180,000		99,856	99,856	—	*
Credit Suisse Securities (USA) LLC(34), (36), (41)	39,000,000		1,786,426	1,786,426	—	*
DBAG London(14), (35), (36)	46,629,000		2,135,878	2,135,878	—	*
Della Camera Capital Master Fund	500,000		22,902	22,902	—	*
Elite Classic Convertible Arbitrage Ltd. (9)	600,000		27,483	27,483	—	*
Empurean Capital Fund, LP(15)	3,206,000		146,853	146,853	—	*
Empurean Capital Overseas Benefit Plan Fund, Ltd(15)	780,000		35,728	35,728	—	*
Empurean Capital Overseas Fund, Ltd(15)	6,014,000		275,476	275,476	—	*
Finch Tactical Plus Class B(6)	350,000		16,032	16,032	—	*
Fore Convertible Master Fund(16)	10,729,000		491,450	491,450	—	*
Fore Erisa Fund, Ltd(16)	876,000		40,125	40,125	—	*
Forest Global Convertible Master Fund LP(17)	3,637,000		166,595	166,595	—	*
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio(17)	405,000		18,551	18,551	—	*
FPL Group Employees Pension Plan(37)	350,000		16,032	16,032	—	*
Froley Revy Alternative Strategies(37)	500,000		22,902	22,902	—	*
GLG Market Neutral Fund(18)	9,000,000		412,252	412,252	—	*
GOJO Partnership(46)	6,000		274	274	—	*
Goldman Sachs & Co.(34), (36), (38)	1,920,000		87,947	87,947	—	*
Grace Convertible Arbitrage Fund(19)	5,500,000		251,931	251,931	—	*
HFR CA Global Opportunity Master Trust(17)	1,230,000		56,341	56,341	—	*
HFR CA Global Select Master Trust Account (9)	470,000		21,528	21,528	—	*
HFR RVA Select Performance Master Trust(17)	363,000		16,627	16,627	—	*
Highbridge Convertible Arbitrage Master Fund LLP	10,350,000		474,090	474,090	—	*
Highbridge International LLC(45)	2,650,000		121,385	121,385	—	*
Institutional Benchmarks Master Fund Ltd.(17)	790,000		36,186	36,186	—	*
Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series(6)	400,000		18,322	18,322	—	*
J-Invest Ltd(44)	1,050,000		48,096	48,096	—	*
Jabcap Multi Strategy Master Fund Limited(44)	3,950,000		180,932	180,932	—	*
JP Morgan Securities Inc. (34), (36), (42)	330,000		15,209	15,115	94	*
LDG Ltd(20)	1,259,000		57,669	57,669	—	*
Lehman Brothers(34), (36)	16,000,000		732,892	732,892	—	*
LLT Limited	751,000		34,400	34,400	—	*
Lotsoff Capital Management Investment Trust	1,000,000		45,805	45,805	—	*
Lydian Global Opportunities Master Fund L.T.D.(43)	6,000,000		274,834	274,834	—	*
Lydian Overseas Partners Master Fund L.T.D.(43)	18,500,000		847,407	847,407	—	*
Lyxor/Context Fund Ltd(6)	2,050,000		93,901	93,901	—	*
Lyxor/Forest Fund Limited.(17)	6,324,000		289,675	289,675	—	*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent(9)	820,000		37,560	37,560	—	*
McMahan Securities Co. LP(21)	500,000		22,902	22,902	—	*
Merrill Lynch, Pierce, Fenner & Smith(34), (36), (47)	5,500,000	(48)	581,731	251,931	329,800	*
Mohican VCA Master Fund, Ltd(22)	3,600,000		164,900	164,900	—	*
Morgan Stanley Convertible Securities Trust(34), (36)	1,690,000		77,411	77,411	—	*
Partners Group Alternative Strategies PCC LTD(9)	1,000,000		45,805	45,805	—	*
People’s Benefit Life Insurance Company Teamsters(10)	3,214,000		147,219	147,219	—	*
Polygon Global Opportunities Master Fund(23)	25,000,000		1,145,145	1,145,145	—	*
Putnam Convertible Income — Growth Trust(24)	3,500,000		160,320	160,320	—	*
Radcliffe SPC, Ltd for and on behalf of the Class A Segregated Portfolio(25)	5,000,000		229,029	229,029	—	*
Rampart Convertible Arbitrage Investors, LLC (I)(26)	800,000		36,644	36,644	—	*
Rampart Convertible Arbitrage Investors, LLC (II)(26)	200,000		9,161	9,161	—	*
Redbourn Partners Ltd(10)	786,000		36,003	36,003	—	*
RHP Master Fund, Ltd(27)	8,000,000		366,446	366,446	—	*
S.A.C. Arbitrage Fund, LLC(28)	7,500,000		343,543	343,543	—	*
Silvercreek Limited Partnership(29)	8,000,000		366,446	366,446	—	*
Silvercreek II Ltd(29)	4,500,000		206,126	206,126	—	*
Silvercreek LP(29)	6,000,000		274,834	274,834	—	*
SSI Blended Market Neutral L.P.(46)	36,000		1,649	1,649	—	*
SSI Hedged Convertible Income Fund(46)	425,000		19,467	19,467	—	*
SSI Hedged Convertible Market Neutral L.P.(46)	172,000		7,878	7,878	—	*
SSI Hedged Convertible Opportunity Fund(46)	1,296,000		59,364	59,364	—	*
SSI Market Neutral Partners L.P.(46)	15,000		687	687	—	*
SSI Tactical Alpha Hedge, L.P.(46)	49,000		2,244	2,244	—	*
The Northwestern Mutual Life Insurance Company — Group Annuity Separate Account(30), (35), (36)	250,000		11,451	11,451	—	*
Topaz Fund(35), (36), (39)	2,525,000		115,659	115,659	—	*
TQA Master Fund, Ltd(31)	8,053,000		368,874	368,874	—	*
TQA Master Plus Fund, Ltd(31)	4,618,000		211,531	211,531	—	*
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited(40)	5,849,000		267,918	267,918	—	*
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited(40)	151,000		6,916	6,916	—	*
United Technologies Master Retirement Trust(46)	426,000		19,513	19,513	—	*
Van Kampen Harbor Fund(32), (34), (36)	3,260,000		149,326	149,326	—	*
Viacom Inc. Pension Plan Master Trust(46)	64,000		2,931	2,931	—	*
Vicis Capital Master Fund(33)	18,000,000		824,504	824,504	—	*
Worldwide Transactions Ltd(6)	550,000		25,193	25,193	—	*
Xavex Convertible Arbitrage 2 Fund(9)	240,000		10,993	10,993	—	*
Xavex Convertible Arbitrage 10 Fund(9)	1,200,000		54,966	54,966	—	*
Zurich Institutional Benchmarks Master Fund, Ltd(31)	3,070,000		140,623	140,623	—	*

*	Less than 1%.

(1)	Includes shares issuable upon conversion of the notes indicated next to such selling securityholder. See note (2) below.

(2)	Assumes conversion of the full amount of notes held by the selling securityholder at the rate of 45.8058 shares of our common stock per $1,000 in principal amount of the notes. This represents the theoretical maximum number of shares issuable upon conversion of the notes, disregarding the effects of any future events that result in an adjustment to the conversion rate. The conversion rate and the number of shares of common stock issuable upon conversion of the notes may be adjusted under circumstances described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments” and “—Adjustment to Shares Delivered upon Conversion upon Fundamental Change.” Accordingly, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease from time to time. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of the Notes—Conversion Rights—Payment upon Conversion.”

(3)	Assumes that the selling securityholder has sold all the shares of our common stock shown as being issuable upon the assumed conversion of notes listed next to such securityholder’s name.

(4)	Calculated based on 123,675,666 shares of common stock outstanding at the close of business on September 22, 2008. In calculating this amount, we treated as outstanding the number of shares of our common stock issuable upon conversion of all of a particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(5)	Mohican Financial Management, as portfolio manager, and Eric Hage share voting or dispositive powers over these securities.

(6)	Michael S. Rosen and William D. Fertig share voting or dispositive power over these securities.

(7)	Akanthos Capital Management, LLC and Michael Kao share voting or dispositive powers over these securities.

(8)	The Allstate Corporation shares voting or dispositive powers over these securities.

(9)	Nathaniel Brown and Robert Richardson share voting or dispositive powers over these securities.

(10)	Thomas Kirvaitis shares voting or dispositive powers over these securities.

(11)	Nick Calamos CIO and Calamos Advisors LLC share voting or dispositive powers over these securities.

(12)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has the ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(13)	Citigroup Inc. shares voting or dispositive powers over these securities.

(14)	Patrick Corrigan shares voting or dispositive powers over these securities.

(15)	Tian Xue shares voting or dispositive powers over these securities.

(16)	Matthew Li shares voting or dispositive powers over these securities.

(17)	Forest Investment Management LLC exercises voting and/or dispositive power with respect to these notes and the common stock underlying these notes. Forest Investment Management LLC is wholly owned by Forest Partners II LP, which is controlled by Michael A. Boyd, the sole General Partner of Forest Partners II LP.

(18)	GLG Market Neutral Fund is a publically owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited Company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publically held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman, and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein.

(19)	Michael Braikov shares voting or dispositive powers over these securities.

(20)	TQA Investors LLC has sole investment power and shared voting power over these securities. Its members are Paul Bucci, Darren Langis, Andrew Anderson and Steven Potamis.

(21)	Joe Castro, Scott Dillinger, Ron Fertig, Alan Streiter, Jay Glassman, Joe Dayer, Bruce McMahan and Pat Ransom share voting or dispositive powers over these securities.

(22)	Eric Hage and Daniel Hage share voting or dispositive powers over these securities.

(23)	Polygon Investment Partner LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patrick G.G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(24)	The selling securityholder is managed by Putnam Investment Management, LLC, which, through a series of holding companies, is owned by Marsh & McLennan Companies, Inc., which is publicly owned.

(25)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management, and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

(26)	Mr. Jack Feiler, Chief Investment Officer, Palisade Capital Management, LLC, a registered investment advisor, shares voting or dispositive powers over these securities.

(27)	RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of the shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of the shares of our common stock owned by the RHP Master Fund.

(28)	Pursuant to investment agreements, each of S.A.C. Capital advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) shares all investment and voting power with respect to the securities held by S.A.C. Arbitrage fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaims beneficial ownership of any of the securities listed for this selling securityholder.

(29)	Louise Marwick, Bryn Joynt and Chris Witkowski share voting or dispositive powers over these securities.

(30)	NML Variable Annuity Account A and NML Variable Annuity Account C, separate accounts of Northwestern Mutual, have variable annuity contracts registered under the Securities Act of 1933, as amended. Northwestern Mutual files reports under the Securities Exchange Act of 1934, as amended, in respect of the two separate accounts. Northwestern Investment Management Company, LLC (“NIMC”), a wholly owned company of Northwestern Mutual, is the investment adviser to Northwestern Mutual with respect to the registrable securities listed for this selling securityholder. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio which holds such securities and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. However, the immediately preceding sentence shall not be construed as an admission that Mr. Baier is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered by such sentence.

(31)	Robert Butman, John Idone, Paul Bucci, George Esser, Bartholemew Tesoriero, DJ Langis and Andrew Anderson share voting or dispositive powers over these securities.

(32)	Van Kampen Asset Management (“Asset Management”), as the Van Kampen Harbor Fund’s investment adviser, has discretionary authority over the Van Kampen Harbor Fund’s portfolio.

(33)	Shad Stastney, John Succo and Sky Lucus share voting or dispositive powers over these securities.

(34)	The selling securityholder has identified itself as a broker-dealer that is registered under the Securities Exchange Act of 1934, as amended.

(35)	The selling securityholder has identified itself as an affiliate of a broker-dealer that is registered under the Securities Exchange Act of 1934, as amended.

(36)	The selling securityholder has represented to us that, at the time it acquired the securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(37)	Ann Houlihan shares voting or dispositive powers over these securities.

(38)	The selling stockholder has advised us as follows: “The Goldman Sachs Group. Inc. is the parent of Goldman Sachs & Co. Goldman Sachs & Co. is not an affiliate of Illumina, Inc. (the term “affiliate” as used here means a person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with Illumina, Inc.). Goldman Sachs & Co. makes no other representation about any of its officers, directors or principal equity holders (5% or more) as to whether any of such persons holds or has held positions or offices in, or has had any material relationship with, Illumina, Inc. or its predecessors or affiliates. Please see the publicly filed reports for Goldman Sachs Group Inc. available at www.sec.gov for a list of its directors and executive officers.” We have not incorporated by reference such publicly filed reports into, and you should not consider them to be a part of, this prospectus supplement.

(39)	Robert Marx (SG Americas Securities LLC Investment Advisor) shares voting or dispositive powers over these securities.

(40)	This selling securityholder is a fund which cedes investment control to UBS O’Connor LLC (the Investment Manager). The Investment Manager makes all the investment voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG, which is listed and traded on the NYSE.

(41)	Jeff Andreski exercises voting and/or dispositive powers over these securities.

(42)	Bradford Crouch shares voting or dispositive powers over these securities.

(43)	David Friezo shares voting or dispositive powers over these securities.

(44)	Jabre Capital Partners SA and Philippe Jabre share voting or dispositive powers over these securities.

(45)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(46)	Mr. John Gottfurcht, Mr. George Douglas and Mrs. Amy Jo Gottfurcht share voting or dispositive powers over these securities.

(47)	The selling securityholder has advised us as follows:

To the best of our knowledge, [Merrill Lynch, Pierce, Fenner & Smith] and any of its affiliates, officers, directors or principal equity holders did not hold any position or office or have any other material relationship with [Illumina, Inc.]. However, [Merrill Lynch, Pierce, Fenner & Smith] is a multi-national, full-service financial services firm with many affiliated entities that may have or had any number of and types of relationships with [Illumina, Inc.], including as an underwriter or syndicate member in past offerings.

(48)	This selling securityholder has indicated that, in addition to the $5,500,000 principal amount of notes that it may sell pursuant to this prospectus supplement, it also owns $7,200,000 principal amount of notes that it may sell other than pursuant to this prospectus supplement. This additional $7,200,000 principal amount of notes, and the underlying shares of common stock, might be freely transferable by this selling securityholder, without the requirement to deliver any prospectus. The theoretical maximum number of shares underlying this additional $7,200,000 principal amount of notes is approximately 329,800 shares, based on a conversion rate of 45.8058 shares per $1,000 principal amount of the notes. The number of shares indicated next to this selling securityholder as beneficially owned before this offering includes, and the number of shares indicated next to this selling securityholder as beneficially owned after this offering represents, the 329,800 shares of common stock theoretically underlying the additional $7,200,000 principal amount of notes.

(49)	Michael S, Rosen and William D. Fertig of Context Capital Management, LLC, Investment Advisor to this selling securityholder, share voting or dispositive powers over these securities.

(50)	Michael S. Rosen and William D. Fertig of Context Capital Management, LLC, General Partner to this selling securityholder, share voting or dispositive power over these securities.

S-2

Conversion of Notes
Generally, upon conversion of a note, we must pay the conversion value of the note in cash, up to the principal amount of the note. If the conversion value exceeds the principal amount, then we must pay the excess in shares of our common stock, except that we will pay cash in lieu of any fractional share that would otherwise be due. See “Description of Notes—Conversion Rights—Payment upon Conversion” in the accompanying prospectus.
For illustrative purposes only, if our common stock hypothetically continues to trade at a price equal to the closing price per share of $41.51 on September 22, 2008 (adjusted to give effect to the stock dividend we effected on that date), then a note of $1,000 principal amount would be convertible into:
•	$1,000 in cash, representing the principal amount of the note;

•	21 shares of our common stock, representing the excess of the conversion value of the note over the principal amount; and

•	$29.69 in cash, representing cash in lieu of fractional shares.
The actual amount of cash and, if applicable, shares of our common stock due upon conversion will depend on the actual trading prices of our common stock during the relevant “observation period” described in the accompanying prospectus. The illustration above is not intended to indicate that we expect our common stock to continue to trade at any price, and actual trading prices may be significantly different from the price assumed in this illustration.

S-3